Filed Pursuant to Rule 433

Registration No. 333-202354

BANK OF AMERICA CORPORATION

PREFERRED STOCK, SERIES EE

$900,000,000

36,000,000 Depositary Shares, Each Representing a 1/1,000th Interest in a Share of Bank of

America Corporation 6.000% Non-Cumulative Preferred Stock, Series EE

FINAL TERM SHEET

Dated April 18, 2016

Issuer:	Bank of America Corporation

Security:	Depositary Shares, each representing a 1/1,000th interest in a share of Bank of America Corporation 6.000% Non- Cumulative Preferred Stock, Series EE

Expected Ratings:	Ba2 (Moody’s) / BB+ (S&P) / BB+ (Fitch)

Size:	$900,000,000 ($25 per Depositary Share)

Over-allotment Option:	None

Public Offering Price:	$25 per Depositary Share

Maturity:	Perpetual

Trade Date:	April 18, 2016

Settlement Date:	April 25, 2016 (T+5)

Dividend Rate (Non-Cumulative):	6.000%

Dividend Payment Dates:	Beginning July 25, 2016, each January 25, April 25, July 25, and October 25 subject to following business day convention (unadjusted)

Day Count:	30/360

Business Days:	New York/Charlotte

Optional Redemption:

Anytime on or after April 25, 2021 and

earlier upon certain events involving a

capital treatment event as described and

subject to limitations in the prospectus

supplement dated April 18, 2016 (the

“Prospectus Supplement”)

Listing:

Application will be made to list the

Depositary Shares on the New York Stock

Exchange (“NYSE”) under the symbol

“BAC PrA”. Trading of the Depositary

Shares on the NYSE is expected to

commence within a 30-day period after the

original issuance date of the Depositary

Shares.

Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Conflict of Interest:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated is our affiliate. As such,

Merrill Lynch, Pierce, Fenner & Smith

Incorporated has a “conflict of interest” in

this offering within the meaning of FINRA

Rule 5121. Consequently, the offering is

being conducted in compliance with the

provisions of Rule 5121. FINRA Rule 5121

requires that a “qualified independent

underwriter” participate in the preparation

of the Prospectus Supplement and exercise

the usual standards of due diligence with

respect thereto.

Goldman, Sachs & Co., the qualified

independent underwriter, or QIU, will not

receive any additional fees for serving as a

QIU in connection with this offering. The

Issuer will indemnify the QIU against

liabilities incurred in connection with

acting as such, including liabilities under

the Securities Act.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated is not permitted to sell

depositary shares in this offering to an

account over which it exercises

discretionary authority without the prior

specific written approval of the account

holder. As a result, to the extent required

under applicable regulations, before

entering into any contract with, or for, a

customer for the purchase or sale of such

security, Merrill Lynch, Pierce, Fenner &

Smith Incorporated will disclose to such

customer the existence of such control, and

if such disclosure is not made in writing, it

will be supplemented by the giving or

sending of written disclosure at or before

the completion of the transaction.

Joint Lead Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC UBS Securities LLC Wells Fargo Securities, LLC

Junior Co- Managers:	Apto Partners, LLC CastleOak Securities, L.P. Lebenthal & Co., LLC Loop Capital Markets LLC

CUSIP/ISIN for the Depositary Shares:	060505260 / US0605052606

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the prospectus supplement and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.